UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Washington	91-1533912
(State of incorporation of organization)	(I.R.S. Employer Identification Number)

3101 Western Avenue, Suite 600 Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

This Registration Statement on Form 8-A relates to the preferred stock purchase rights (the “Rights”) distributed to the shareholders of Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the Shareholder Rights Agreement (the “Rights Agreement”), dated as of December 28, 2009, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). The description of the Rights in the Registration Statement on Form 8-A (File No. 001-12465) originally filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2009, as amended by Amendment No. 1 on Form 8-A/A filed with the Commission on May 17, 2011 (as amended, the “Registration Statement”), is incorporated by reference herein and amended hereby.

The information incorporated by reference into this Registration Statement on Form 8-A from Item 1 of the Registration Statement is hereby amended by adding the following text:

On August 31, 2012, the Company and the Rights Agent entered into the First Amendment to Shareholder Rights Agreement, dated as of August 31, 2012, effective as of September 2, 2012 (the “First Amendment”). The First Amendment amends the Rights Agreement to decrease the Exercise Price under the Rights Plan from $36.00 to $14.00, decrease the number of shares of Preferred Stock purchasable upon the exercise of a Right from six ten-thousandths (6/10,000th) to one ten-thousandth (1/10,000th), and decrease the redemption price of each Right from $0.0006 to $0.0001.

The First Amendment also revises and expands the definitions of “Acquiring Person” and “Beneficial Ownership” under the Rights Agreement. A person will be deemed to have beneficial ownership of any securities which are owned by any other person with which such person is acting in concert (“Acting in Concert”). To be Acting in Concert with another person for purposes of the Rights Agreement includes knowingly acting in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and at least one additional factor suggests that such persons intend to act in concert. Such additional factors may include attending meetings, conducting discussions or making or soliciting invitations to act in concert or in parallel. Any determination as to whether a person is Acting in Concert with any other person will be conclusively determined by the Board of Directors of the Company in its sole discretion.

In addition, the definition of “Beneficial Ownership” now includes beneficial ownership of securities which are the subject of, the reference securities for, or that underlie any derivative interest of such person or any of such person’s affiliates or associates.

The preceding summary of the principal terms of the First Amendment is a general description only and is subject to the detailed terms and conditions of the First Amendment, which is incorporated herein by reference to Exhibit 4.2 to this Registration Statement on Form 8-A.

Item 2.	Exhibits.

3.1	Certificate of Designation, Preferences and Rights of Series of Preferred Stock of Cell Therapeutics, Inc. classifying and designating the Series ZZ Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).

4.1	Shareholder Rights Agreement, dated as of December 28, 2009, between Cell Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).

4.2	First Amendment to Shareholder Rights Agreement, dated as of August 31, 2012, between Cell Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 4, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CELL THERAPEUTICS, INC.

Date: September 6, 2012	By:	/s/ James A. Bianco, M.D.
James A. Bianco President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation, Preferences and Rights of Series of Preferred Stock of Cell Therapeutics, Inc. classifying and designating the Series ZZ Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).

4.1	Shareholder Rights Agreement, dated as of December 28, 2009, between Cell Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).

4.2	First Amendment to Shareholder Rights Agreement, dated as of August 31, 2012, between Cell Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 4, 2012).